Exhibit 99.1

Anika Reports First Quarter 2019 Financial Results

Total Revenue Increased 16% Year-over-Year

Solid Bottom Line Performance with $0.31 Diluted EPS

New Leadership Added to Accelerate Innovation and Expand Commercial Reach

Announces $50 Million Share Repurchase Program

BEDFORD, Mass.--(BUSINESS WIRE)--May 2, 2019--Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated orthopedic and regenerative medicines company specializing in therapeutics based on its proprietary hyaluronic acid (“HA”) technology, today reported financial results for the first quarter ended March 31, 2019, and provided an update on its business progress in the period.

“Anika is off to a strong start in 2019, with double-digit revenue growth year-over-year in all product franchises and solid earnings in the first quarter,” said Joseph Darling, President and Chief Executive Officer of Anika Therapeutics. “We have made continued progress transforming Anika into a global commercial company positioned to deliver a continuum of orthopedic and regenerative medicine therapies. We strengthened our executive leadership team with the appointment of a Vice President of Research and Development and a Vice President of U.S. Sales, expanded our international commercial team and remain on track to launch our first surgically-delivered therapy for bone repair procedures in the U.S. under our hybrid commercial model in the second half of 2019. Additionally, we are pleased to return capital to shareholders through our $50 million share repurchase program.”

First Quarter Financial Results

  Total revenue for the first quarter of 2019 increased 16% year-over-year to $24.7 million, compared to $21.3 million for the first quarter of 2018. The increase was due primarily to higher global revenue from the Company’s Viscosupplement franchise and HYAFF-based products.
  U.S. and international Viscosupplement revenue each increased by 11% in the quarter as compared to 2018. The increase in U.S. Viscosupplement revenue was due primarily to the timing and volume of orders placed in the quarter, while the increase in International Viscosupplement revenue was driven principally by an 18% year-over-year increase in international revenue from single injection products.
  Total operating expenses for the first quarter of 2019 were $19.2 million, compared to $29.1 million for the first quarter of 2018. The decrease in total operating expenses was due primarily to a one-time charge of $8.4 million in the first quarter of 2018, which consisted mainly of non-cash stock-based compensation expense associated with the retirement of Anika’s former Chief Executive Officer.
  Net income for the first quarter of 2019 was $4.5 million, or $0.31 per diluted share, compared to a net loss of $6.7 million, or ($0.46) per diluted share, for the first quarter of 2018. The increase in net income was due primarily to the increase in total revenue and decrease in operating expenses previously discussed.
  Adjusted EBITDA (see description below) for the first quarter of 2019 was $8.3 million, compared to $1.2 million for the first quarter of 2018. The improvement resulted from the same factors as previously set forth for the increase in net income.
  Cash, cash equivalents and investments were $166.7 million as of March 31, 2019, compared to $159.0 million as of December 31, 2018. Cash provided by operating activities was $8.5 million for the first quarter of 2019.

Recent Business Highlights

  Strengthened the executive leadership team with the appointments of Robert Richard, Ph.D., as Vice President of Research and Development, and Stephen Goldy, as Vice President of U.S. Sales.
  Executed commercial expansion plans, including the enhancement of international business development and marketing capabilities and the acceleration of planning activities associated with the launch of its first surgically-delivered regenerative therapy for bone repair procedures in the U.S. utilizing the Company’s hybrid commercial model in the second half of 2019.
  Announced a $50 million share repurchase program, which will include a $30 million accelerated share repurchase program and up to an additional $20 million of common stock purchased on the open market.
  Continued to evaluate the clinical and regulatory path forward for CINGAL U.S. Food and Drug Administration approval, and refreshing primary market research ahead of Anika’s final decision on go forward path. The Company will provide an update on its complete assessment by the time it reports financial results for the second quarter of 2019.
  On schedule to complete a 5-year strategic plan in the third quarter of 2019, which Anika intends to unveil at its 2019 Analyst and Investor Day this fall.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company is reporting Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under GAAP. The Company believes that Adjusted EBITDA provides additional useful information to investors as it is a metric routinely used by the Company to evaluate its operating performance and to establish goals for managing its business. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is defined by the Company as GAAP net income excluding depreciation and amortization, interest and other income (expense), income taxes and stock-based compensation expense. A reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is shown in the table below for the three months ended March 31, 2019 and 2018 (in thousands).

	For the Three Months Ended March 31,
	2019	2018
Net income	$4,507	$(6,686)
Interest and other income, net	(498)	(95)
Provision for income taxes	1,473	(1,051)
Depreciation and amortization	1,477	1,473
Stock-based compensation	1,386	7,565
Adjusted EBITDA	$8,345	$1,206

Conference Call Information
Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights today, Thursday, May 2 at 5:00 pm ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.
Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated orthopedic and regenerative medicines company based in Bedford, Massachusetts. Anika is committed to improving the lives of patients with degenerative orthopedic diseases and traumatic conditions with clinically meaningful therapies along the continuum of care, from palliative pain management to regenerative tissue repair. The Company has over two decades of global expertise developing, manufacturing, and commercializing more than 20 products based on its proprietary hyaluronic acid (HA) technology. Anika's orthopedic medicine portfolio includes ORTHOVISC®, MONOVISC®, and CINGAL®, which alleviate pain and restore joint function by replenishing depleted HA, and HYALOFAST, a solid HA-based scaffold to aid cartilage repair and regeneration. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements
The statements made in the third and fourth sentences of the second paragraph and the second, third, fourth, and fifth bullet points in the section captioned “Recent Business Highlights” of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s plans for the launch of its surgically-delivered therapy for bone repair, the timing and mechanism of the Company’s share repurchase program, the status and plans related to the Company’s assessment of the regulatory pathway and market analysis for CINGAL, and the status and completion of the Company’s 5-year strategic plan. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (iii) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (iv) the Company’s research and product development efforts and their relative success, including whether we have any meaningful sales of any new products resulting from such efforts; (v) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (vi) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (vii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (viii) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (ix) quarterly sales volume variation experienced by the Company, which can make future results difficult to predict and period-to-period comparisons potentially less meaningful; (x) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (xi) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	For the Three Months Ended March 31,
	2019	2018
Product revenue	$24,717	$21,258
Licensing, milestone and contract revenue	6	6
Total revenue	24,723	21,264

Operating expenses:
Cost of product revenue	7,311	7,845
Research and development	4,258	5,161
Selling, general and administrative	7,672	16,090
Total operating expenses	19,241	29,096
Income (loss) from operations	5,482	(7,832)
Interest and other income, net	498	95
Income (loss) before income taxes	5,980	(7,737)
Provision for (benefit from) income taxes	1,473	(1,051)
Net income (loss)	$4,507	$(6,686)

Basic net income (loss) per share:
Net income (loss)	$0.32	$(0.46)
Basic weighted average common shares outstanding	14,185	14,679
Diluted net income (loss) per share:
Net income (loss)	$0.31	$(0.46)
Diluted weighted average common shares outstanding	14,314	14,679
Anika Therapeutics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands, except per share data) (unaudited)

ASSETS	March 31, 2019	December 31, 2018
Current assets:
Cash, cash equivalents and investments	$166,736	$159,014
Accounts receivable, net	18,265	20,775
Inventories, net	22,617	21,300
Prepaid expenses and other current assets	2,077	1,854
Total current assets	209,695	202,943
Property and equipment, net	53,051	54,111
Right-of-use assets	23,748	-
Other long-term assets	4,003	4,897
Intangible assets, net	8,467	9,191
Goodwill	7,695	7,851
Total assets	$306,659	$278,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,571	$3,143
Accrued expenses and other current liabilities	8,031	8,146
Total current liabilities	11,602	11,289
Other long-term liabilities	366	550
Deferred tax liability	3,388	3,542
Lease liabilities	22,232	-
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value	-	-
Common stock, $0.01 par value	142	142
Additional paid-in-capital	52,030	50,763
Accumulated other comprehensive loss	(5,841)	(5,526)
Retained earnings	222,740	218,233
Total stockholders’ equity	269,071	263,612
Total liabilities and stockholders’ equity	$306,659	$278,993

Anika Therapeutics, Inc. and Subsidiaries Supplemental Financial Data

Revenue by Product Line and Product Gross Margin (in thousands, except percentages) (unaudited)

	For the Three Months Ended March 31,
Product Line:	2019	%	2018	%
Orthobiologics	$21,748	88%	$19,489	92%
Surgical	1,392	5%	1,245	6%
Dermal	129	1%	(539)	-3%
Other	1,448	6%	1,063	5%
Product Revenue	$24,717	100%	$21,258	100%

Product Gross Profit	$17,406		$13,413
Product Gross Margin	70%		63%

Product Revenue by Geographic Region (in thousands, except percentages) (unaudited)

	For the Three Months Ended March 31,
Geographic Region:	2019	%	2018	%
United States	$20,089	81%	$16,910	79%
Europe	2,526	10%	2,391	11%
Other	2,102	9%	1,957	10%
Product Revenue	$24,717	100%	$21,258	100%

CONTACT:
Anika Therapeutics, Inc.
Joseph Darling, President & CEO

Sylvia Cheung, CFO
Tel: 781-457-9000